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                                                                       Exhibit 5


                                                                  (202) 274-2000

February 1, 1998

The Board of Trustees
Lockport Savings Bank
6950 South Transit Road, P.O. Box 514
Lockport, New York 14095-0514

               RE:   NIAGARA BANCORP, INC.
                     COMMON STOCK PAR VALUE $.01 PER SHARE
                     -------------------------------------

Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Niagara Bancorp, Inc. (the "Company") common stock, par value $.01 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-1 ("Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters."



                           Very truly yours,


                           /s/ Luse Lehman Gorman Pomerenk & Schick
                           ------------------------------------------------
                           LUSE LEHMAN GORMAN POMERENK & SCHICK
                           A PROFESSIONAL CORPORATION